EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements No. 333-06378, No. 333-40516, No. 333-103888, No. 333-108149, No. 333-119949, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662 and No. 333-157729, each on Form S-8, and Registration Statement No. 333-158262 and 333-159691 each on Form F-3 of our reports relating to the consolidated financial statements of WPP plc and the effectiveness of WPP plc’s internal control over financial reporting dated 5 May 2010, appearing in the Annual Report on Form 20-F of WPP plc for the year ended 31 December 2009.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

5 May 2010